Exhibit 99.1

IPG PHOTONICS REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS
Improved Demand in Europe and U.S. and Growth in Emerging Products and Applications Drive Revenue of $379 Million and Earnings per Diluted Share of $1.40
OXFORD, Mass. – November 2, 2021 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2021.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data and percentages)	2021	2020	Change	2021	2020	Change
Revenue	$379.2	$318.4	19%	$1,096.4	$864.1	27%
Gross margin	49.0%	48.0%		48.4%	45.4%
Operating income	$102.0	$41.4	146%	$283.1	$133.4	112%
Operating margin	26.9%	13.0%		25.8%	15.4%
Net income attributable to IPG Photonics Corporation	$75.4	$35.6	112%	$213.3	$110.2	94%
Earnings per diluted share	$1.40	$0.66	112%	$3.95	$2.05	93%
Management Comments
"We are very pleased with our results and execution this quarter as an increasing geographic and product diversification helped us deliver one of the highest quarterly revenues in the Company's history," said Dr. Eugene Scherbakov, IPG Photonics’ Chief Executive Officer. "Growth in demand in welding applications across most geographies and higher revenue in cutting in North America and Europe as well as emerging products and applications, such as foil cutting, cleaning, 3D printing, drilling, medical and solar cell applications drove strong revenue in the quarter, despite significantly softer demand in cutting applications in China."
Financial Highlights
Third quarter revenue of $379 million increased 19% year over year. Materials processing sales accounted for 91% of total revenue and increased 19% year over year driven by higher sales in welding, marking and additive manufacturing applications, while revenue in Other applications increased 17% year over year due to higher medical sales.
Increased sales in welding and strong growth in cutting in North America and Europe were offset by lower revenue in cutting applications in China, which resulted in a decrease of 4% year over year in sales of high power continuous wave (CW) lasers. Pulsed and medium power lasers revenue increased, driven by growth in emerging products and applications. Systems also generated solid growth in the quarter helped by a sharp increase in LightWELD sales. By region, sales increased 50% in Europe and 55% in North America, and decreased 7% in China, on a year-over-year basis.
Earnings per diluted share (EPS) of $1.40 increased 112% year over year. Foreign exchange gains increased EPS by $0.04. The effective tax rate in the quarter was 26%. During the third quarter, IPG generated $102 million in cash from operations. Capital expenditures were $40 million and stock repurchases totaled $36 million in the quarter.
Business Outlook and Financial Guidance
"Third quarter book-to-bill was slightly greater than one as we continued to see strong demand from emerging products and applications and benefit from macro trends such as investments into EV, clean energy and automation. We remain excited about growth prospects for IPG in EV applications, medical, handheld laser, ultrafast lasers, and many other opportunities, which we believe will drive our revenue growth in the future. However, ongoing weakness in cutting applications in China resulted in a more cautious near-term outlook," concluded Dr. Scherbakov.
For the fourth quarter of 2021, IPG expects revenue of $330 to $360 million. The Company expects the fourth quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.00 to $1.30.

As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and Company measures implemented to address the COVID-19 pandemic, supply chain constraints, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.86, Russian Ruble 73, Japanese Yen 112 and Chinese Yuan 6.49, respectively.
Appointment of John Peeler as Non-executive Chairman of the Board
Effective October 29, 2021, John Peeler, Lead Independent Director of the Company, assumed the role of non-executive Chairman of the Board of Directors (the Board). Mr. Peeler was appointed to the Board in 2012 and has served as Lead Independent Director since 2017. Mr. Peeler succeeds the late Dr. Valentin P. Gapontsev, founder of the Company, who had been appointed executive Chairman of the Board after the roles of Chairman and CEO were separated in May 2021.
Supplemental Financial Information
Additional supplemental information is provided in the unaudited Third Quarter 2021 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, November 2, 2021 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, strong demand from new applications and benefits from macro trends such as investments into EV, clean energy and automation, growth prospects for IPG in emerging products and opportunities such as EV applications, medical, handheld laser and ultrafast lasers, ongoing weakness in cutting applications in China, and revenue, tax rate and earnings guidance for the fourth quarter of 2021. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2021) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except per share data)
Net sales	$379,150	$318,441	$1,096,393	$864,094
Cost of sales	193,276	165,649	566,000	471,977
Gross profit	185,874	152,792	530,393	392,117
Operating expenses:
Sales and marketing	20,688	17,332	58,764	53,341
Research and development	34,277	31,710	102,807	95,132
General and administrative	32,557	29,038	93,715	82,561
Goodwill impairment	—	44,589	—	44,589
Impairment of long-lived assets and other restructuring charges	—	12	—	1,177
Gain on foreign exchange	(3,634)	(11,302)	(7,973)	(18,101)
Total operating expenses	83,888	111,379	247,313	258,699
Operating income	101,986	41,413	283,080	133,418
Other (expense) income, net:
Interest (expense) income, net	(288)	1,168	(1,190)	6,097
Other (expense) income, net	(211)	(59)	70	581
Total other (expense) income	(499)	1,109	(1,120)	6,678
Income before provision of income taxes	101,487	42,522	281,960	140,096
Provision for income taxes	26,788	6,992	69,362	29,434
Net income	74,699	35,530	212,598	110,662
Less: net (loss) income attributable to non-controlling interests	(703)	(74)	(731)	429
Net income attributable to IPG Photonics Corporation common stockholders	$75,402	$35,604	$213,329	$110,233
Net income attributable to IPG Photonics Corporation per common share:
Basic	$1.41	$0.67	$3.99	$2.07
Diluted	$1.40	$0.66	$3.95	$2.05
Weighted average common shares outstanding:
Basic	53,387	53,098	53,501	53,136
Diluted	53,834	53,664	54,053	53,691

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2021	2020
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$794,904	$876,231
Short-term investments	724,103	514,835
Accounts receivable, net	272,699	264,321
Inventories	435,070	364,993
Prepaid income taxes	34,482	69,893
Prepaid expenses and other current assets	63,917	57,804
Total current assets	2,325,175	2,148,077
Deferred income taxes, net	49,008	43,197
Goodwill	38,705	41,366
Intangible assets, net	55,786	62,114
Property, plant and equipment, net	624,576	597,527
Other assets	50,660	43,419
Total assets	$3,143,910	$2,935,700
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$18,788	$3,810
Accounts payable	52,428	25,748
Accrued expenses and other current liabilities	208,915	176,740
Income taxes payable	12,709	8,280
Total current liabilities	292,840	214,578
Deferred income taxes and other long-term liabilities	94,897	92,854
Long-term debt, net of current portion	16,328	34,157
Total liabilities	404,065	341,589
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,738,779 and 53,305,485 shares issued and outstanding, respectively, at September 30, 2021; 55,416,246 and 53,427,234 shares issued and outstanding, respectively, at December 31, 2020.	6	6
Treasury stock, at cost, 2,433,294 and 2,034,012 shares held at September 30, 2021 and December 31, 2020, respectively.	(381,685)	(303,614)
Additional paid-in capital	894,264	854,301
Retained earnings	2,401,520	2,188,191
Accumulated other comprehensive loss	(174,753)	(146,065)
Total IPG Photonics Corporation equity	2,739,352	2,592,819
Non-controlling interests	493	1,292
Total equity	2,739,845	2,594,111
Total liabilities and equity	$3,143,910	$2,935,700

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income	$212,598	$110,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,127	71,188
Goodwill impairment	—	44,589
Impairment of long-lived assets	—	671
Provisions for inventory, warranty and bad debt	50,364	42,559
Other	25,294	1,336
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	14,015	11,127
Inventories	(105,384)	(34,213)
Other	36,142	(47,902)
Net cash provided by operating activities	305,156	200,017
Cash flows from investing activities:
Purchases of property, plant and equipment	(93,857)	(61,871)
Proceeds from sales of property, plant and equipment	859	689
Purchases of short-term investments	(1,437,193)	(732,729)
Proceeds from short-term investments	1,226,445	697,816
Other	(1,078)	17
Net cash used in investing activities	(304,824)	(96,078)
Cash flows from financing activities:
Principal payments on long-term borrowings	(2,851)	(2,798)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	11,427	16,767
Purchase of treasury stock, at cost	(78,071)	(37,884)
Payment of purchase price holdback from business combination	(2,624)	(1,650)
Net cash used in financing activities	(72,119)	(25,565)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(11,862)	4,692
Net (decrease) increase in cash, cash equivalents and restricted cash	(83,649)	83,066
Cash, cash equivalents and restricted cash — Beginning of period	878,553	682,984
Cash and cash equivalents — End of period	$794,904	$766,050
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,932	$1,650
Cash paid for income taxes	$35,982	$65,895

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,202	$1,168	$3,643	$3,562
Sales and marketing	1,849	1,779	5,744	5,334
Research and development	—	—	—	133
Total amortization of intangible assets	$3,051	$2,947	$9,387	$9,029

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Cost of sales	$2,866	$2,663	$8,335	$7,702
Sales and marketing	1,244	1,126	3,651	3,275
Research and development	2,465	2,258	7,055	6,805
General and administrative	3,256	2,732	9,554	8,698
Total stock-based compensation	9,831	8,779	28,595	26,480
Tax effect of stock-based compensation	(2,110)	(1,527)	(6,102)	(5,586)
Net stock-based compensation	$7,721	$7,252	$22,493	$20,894

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$103	$1,896	$6,200	$6,590